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                                                                   EXHIBIT 10.12

                     AMENDED AND RESTATED SOURCING AGREEMENT

      This AMENDED AND RESTATED SOURCING AGREEMENT (this "Agreement"), is dated as of July 22, 2002, by and among Federated Department Stores, Inc., a Delaware corporation ("Federated"), and Aeropostale, Inc. ("Company"), successor in interest to Specialty Acquisition Corporation, a Delaware corporation and MSS-Delaware, Inc., a Delaware corporation.

                                    RECITALS:

      A. The Company conducts the retail sale of men's and women's apparel and accessories ("Merchandise") at retail locations throughout the United States.

      B. Federated has agreed to enter into this Agreement to provide certain services to the Company under and subject to the terms and conditions set forth in this Agreement.

      NOW, THEREFORE, the parties hereto agree as follows:

      1. Sourcing and Purchasing Services. The Company hereby engages Federated, and Federated hereby accepts such engagement, solely as an independent contractor, to provide the following services during the Term:

      (a) Agreement to Provide Sourcing and Purchasing Services. Federated will provide purchasing, facilitation and importation services hereunder to the extent and in a manner substantially similar to the manner in which it provides such services in connection with the sourcing of merchandise for sale in its own stores, and in accordance with all applicable laws. Specifically, Federated will purchase Merchandise for resale to the Company pursuant to orders placed with Federated by the Company (such Merchandise being, when ordered by the Company from Federated hereunder, "Products"). The Company will engage Federated as an importer of record of Merchandise from foreign sources at cost F.O.B. foreign port. Company at all times will have the right. to source and import Merchandise from any person without using Federated's services and without obligation of any kind to Federated; provided that, in such instances, Federated will not have any duty or responsibility whatsoever with respect to such Merchandise sourced from such other persons.

      (b) Purchasing Procedure. The Company will, at its sole cost and expense: prepare and deliver reasonably detailed Product specifications in writing to the appropriate Federated overseas office; negotiate the terms of the manufacture and delivery of such Products with vendors (including without limitation the price and quality standards thereof), except that, at the request of the Company, Federated will participate in such negotiations to the extent consistent with its practice prior to the date hereof; and authorize, by means of purchase orders in substantially the form then used by Federated for purchases of merchandise for its own stores. Federated to purchase such Products from vendors designated by the Company. Federated will then promptly confirm such orders in writing and timely place corresponding purchase orders with the vendors designated by the Company for such Products. Federated will use commercially reasonable efforts to cause such vendors to comply with the Company's
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specifications and timing requirements including by visiting and inspecting the vendors' facilities. The Company may, at its sole cost and expense and to the extent it deems appropriate, cause its employees and representatives to travel to Federated's overseas offices and vendors' facilities in connection with its negotiations for the purchase of Merchandise. Federated will test and inspect the Products at no additional charge to the extent and in a manner substantially consistent with the procedures applied to merchandise purchased by Federated for sale in its own stores. Any additional testing or inspection win he performed as reasonably requested by the Company at the Company's sole cost and expense.

      (c) Standard of Care of Federated. Federated will use commercially reasonable efforts to perform its duties and responsibilities hereunder, which efforts will be deemed to have been taken to the extent that Federated uses the same standard of care as it applies with respect to the sourcing of merchandise for sale in its own stores.

      (d) Limitations on Federated's Duties. Attached hereto as Exhibit A is Federated's policy as of the date hereof with respect to the purchase of private label merchandise for its own stores (the "Vendor Policy"). The Vendor Policy, as amended from time to time, with respect to the application for the purchase of private label merchandise for its own stores will apply to purchases of Products hereunder. Federated reserves the right, in its sole discretion, to refuse to source or procure Products should Federated determine that performance may violate any applicable law or the Vendor Policy. In such cases, Federated will notify the Company in writing as soon as reasonably practicable, but no later than the date that Federated's own divisions and subsidiaries are so notified (if applicable). In addition, Federated will notify the Company in writing of any change in the Vendor Policy as far in advance as is reasonably possible under the circumstances. Notwithstanding the foregoing, Federated may not apply any change in the Vendor Policy to orders which are outstanding on the date such change is instituted. The Company may purchase Merchandise from a third party following Federated's written refusal to procure such Merchandise and no compensation will be payable to Federated for such purchases.

      (e) Forecasts by the Company. In order to facilitate Federated's sourcing of Products, the Company will provide Federated from time to time and as reasonably requested by Federated with forecasts of the quantity and type of Merchandise the Company intends to purchase through Federated in the reasonably foreseeable future, but in no event more than six months ahead of placing orders.

      (f) Maintenance of Records by Federated. Federated will provide to the Company the summary and detailed invoice information with respect to each purchase order and maintain reasonably complete and accurate records of all Products ordered, in process, finished and/or in transit sufficient to support such invoices and, at the request of the Company, provide reasonable access to, or copies of, such records.

      (g) Post-Order Responsibility. Once a purchase order has been submitted to Federated, such order may not be substantially modified or cancelled by the Company (unless the vendor agrees to the modification or cancellation, or the vendor fails to comply with the terms of such purchase order, in which case the rights of the Company will be governed by the terms of the purchase order submitted to Federated) without Federated's prior written consent,


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which Federated will be obligated to give only if, upon the application of commercially reasonable efforts, the corresponding order placed by Federated with the vendor is so modified or canceled. In any event, all costs and expenses incurred by Federated and paid to third parties resulting from any Company modification or cancellation will be borne solely by the Company. Federated will promptly advise the Company of all anticipated problems or delays in production and/or delivery and will use commercially reasonable efforts to resolve any such problems with its vendors. Federated will process any claims or disputes over the quality, quantity or delivery of Products in accordance with Section 4(d) and credit the Company with any financial settlement, payment or other financial concession by a vendor actually effected in connection therewith.

      (h) Delivery of Products. Delivery of Products by Federated will be deemed complete and the risk of loss for such Products will pass to the Company, upon delivery to (i) the distribution center specified by the Company located at Carlstadt, New Jersey, South River, New Jersey or at another distribution center used by the Company that is located within 50 miles of Carlstadt, New Jersey, or
(ii) another distribution center used hereafter by the Company that is located farther than 50 miles from Carlstadt, New Jersey, provided that if the Company asks Federated to deliver Merchandise to a distribution center that is farther than 50 miles from Carlstadt, New Jersey, it will reimburse Federated for any additional out-of-pocket costs incurred in connection with the delivery thereto not included in the Loaded Landed Cost (as defined in Section 4(b)) for such Products. Notwithstanding the foregoing, the clearance of Products through customs in foreign and domestic ports will be the responsibility of Federated and Federated's out-of-pocket costs to third parties associated therewith will be included in the Loaded Landed Cost for such Products.

      2. Involvement by Federated Personnel. Federated will provide personnel and other resources to the provision of services hereunder to the extent provided by Federated immediately prior to the date hereof, subject to adjustment as Federated reasonably determines to be appropriate as a result of changes in technology and the volume of Products ordered by the Company hereunder.

      3. This Section Intentionally Left Blank.

      4. Commission: Method or Payment. (a) Commission. In consideration for the services provided by Federated hereunder, the Company will pay Federated a commission (the "Commission") equal to five percent (5%) of the Product Cost. This Commission rate will apply to all Products with shipping dates on or after the effective date hereof. For purposes of this Agreement, "Product Cost" means Federated's actual, direct cost charged by third party vendors for the manufacture of Products, but does not include the cost of any letter of credit or other credit support required in connection with the purchase of Products by Federated on behalf of the Company hereunder, which cost will be borne by Federated ("Credit Cost").

      (b) Loaded Landed Cost. The price charged by Federated to the Company for Products will be Federated's Loaded Landed Costs for the Products. The "Loaded Landed Cost" for each shipment of Products will be the Product Cost plus all costs associated with importing the Products into the United States, including but not limited to the cost of duty, taxes, warehousing, assessments, freight, inland transportation, insurance, consolidation and


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deconsolidation and the actual, out-of-pocket administrative costs and expenses paid to third parties in connection with the Products, but will not include Credit Cost. Federated will use commercially reasonable efforts to obtain the most favorable rates for the foregoing third-party costs.

      (c) Payment for Products. On the later of (i) the date on which Products are delivered to a loading vessel for shipment to the Company and (ii) the date designated in the purchase order for delivery of such Products, Federated will notify the Company of the total amount due to Federated for the Loaded Landed Cost for such Products. Subject to the conditions in this paragraph (c), payment of the Loaded Landed Cost for Products plus all Commissions due and payable thereon by the Company will be due within fifty (50) days after Federated's presentation to the Company of Federated's invoice therefor (the "Payment Deadline") and will be made by wire transfer of immediately available funds to an account designated by Federated, without any set-off or deduction of any kind whatsoever. Federated may not present its invoice for the Loaded Landed Cost until the designated shipping date for the Products. Additionally, the Payment Deadline will be extended until the date of the Company's receipt of the Products, if for any reason the Company's receipt of the Products is delayed beyond the normal Payment Deadline. Any amounts not paid by the applicable Payment Deadline ("Arrearages") will accrue interest daily from such date until paid in full at an annual rate equal to the lesser of (x) the prime rate announced by BancBoston, N.A. ("BancBoston") from time to time plus 0.5% and (y) the maximum rate allowed by law. At any time that Arrearages aggregate $250,000 or more, Federated will be entitled, upon five calendar days' written notice to the Company, to suspend its services under this Agreement (including without limitation delivery of any Products), without any liability therefor, until such Arrearages are paid in full. Title for Products will pass to the Company upon payment in full to Federated of the Loaded Landed Cost for such Products plus all Commissions and interest due thereon pursuant to this Section 4.

      (d) Claims Procedure. The Company acknowledges that its sole recourse for all claims, whether for shortages, nonconformance, defects, delays or otherwise, will be governed by Federated's standard claims policy for its own divisions and subsidiaries (which policy as of the date hereof is set forth on Exhibit B), as amended form time to time. Federated will notify the Company in writing as far in advance as reasonably possible under the circumstances of any change in such claims policy; provided, however, that no such change will be effective with respect to Products shipped to the Company prior to the date any such change is instituted.

      5. Term. This Agreement will be effective from the date of its execution and will remain in effect for until July 31, 2008, unless earlier terminated as provided herein (the "Term").

      6. Termination. (a) Termination by Mutual Agreement. This Agreement may be terminated at any time by the mutual agreement of Federated and the Company.

      (b) Termination by Federated or the Company. Either Federated or the Company may terminate this Agreement, effective immediately upon giving the other written notice of termination, if (i) the other party breaches in any material respect this Agreement or fails to perform any material obligation hereunder and such breach or failure is not curable or, if curable, is not cured within 10 calendar days after written notice thereof from the non-breaching party (a


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"Material Breach"`); or (ii) if the other party ceases, or admits in writing its intention to cease, the conduct of its business; or (iii) if a Bankruptcy Event has occurred with respect to the other party. For purposes of this Agreement,
(A) the failure of the Company to pay any amount in excess of $250,000 which is due Federated under this Agreement (including in determining the $250,000 amount, interest due under Section 4) and which has not been paid within ten calendar days after written notice thereof from Federated will be deemed a Material Breach and (B) except as provided in Section 11, the sole recourse and remedy of any party with respect to a Material Breach by another will be termination of this Agreement pursuant to Section 6(b). As used herein, "Bankruptcy Event" means (1) if the party in question makes any involuntary assignment of either its assets or its business for the benefit of creditors,
(2) if a trustee or receiver is appointed to administer or conduct such party's business affairs, (3) if such party is adjudged in any legal proceeding to be a debtor in bankruptcy, or (4) if any insolvency proceedings are commenced against such party and not terminated or dismissed within 60 calendar days.

      (c) Termination by Federated. Federated may also terminate this Agreement upon ninety (90) days prior written notice to Company if, during any twelve (12) month period from August 1 to July 31, commencing on August 1, 2003, the Company fails to order Products having at least thirty million dollars ($30,000,000) in Product Costs through Federated.

      (d) Effects of Termination. In the event of the expiration or termination of this Agreement for any reason, the parties will have no further liability or obligation to one another under this Agreement except as otherwise provided herein. Notwithstanding the foregoing, the provisions of this Agreement will govern the rights and obligations of the parties with respect to all orders for Products placed prior to the termination of this Agreement, and in no event will the termination of this Agreement relieve any party hereto of any obligation hereunder which existed prior to such termination with respect to such orders that were placed prior thereto.

      (d) Return of Materials. In the event of the expiration or any termination of this Agreement for whatever reason, all samples, books, records, designs and materials of any kind, and all copies thereof of either party held by the other party, will be returned to the owner thereof within 15 calendar days following sale or other disposition of all Products delivered pursuant to this Agreement.

      7. This Section Intentionally Left Blank.

      8. This Section Intentionally Left Blank.

      9. Mutual Confidentiality. No party will disclose to any third party any trade secret or confidential information that belongs to any other party that was disclosed pursuant to this Agreement. For purposes of this Agreement, the terms "confidential information" and "trade secrets" will include all information of any nature and in any form which is owned by Federated or the Company (or their affiliates) and which is not publicly available or generally known to persons engaged in business similar to that of Federated and the Company (either on or after the date of this Agreement), including but not limited to the Federated materials referenced in Section 6(e), the Fed Brands System and all practices, processes, methods, know-how and other facts related to sales, advertising, promotions, financial matters, suppliers, supplier lists, customers, customer lists, or


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customers' purchases of goods or services from Federated or the Company, and all other secrets and information of a confidential and proprietary nature;
provided, however, that "confidential information" and "trade secrets" will not include (i) information that any party is required to disclose under applicable law or the rules of any exchange on which the securities of such party are traded. Upon the expiration of the Term, each party will cease to use the other party's confidential information and trade secrets (including without limitation the use by the Company of the Fed Brands System), and all tangible confidential information and trade secrets that have been provided to a party by another party (including without limitation all manuals, documents, software and other materials and information relating to the Fed Brands System) will be returned to the party that provided such information or trade secrets.

      10. Copyright Patent and Trademark Rights. Each of the parties hereto reserves all property, including copyright, patent, and trademark, rights in all of their respective materials, publications, research, software, data, devices, designs, concepts and trade names in connection with the services provided to the Company.

      11. Indemnification; Limitation of Liability. (a) Notwithstanding any other provision hereof, Federated will have no liability for, and the Company hereby agrees to indemnify, defend and hold Federated harmless from any loss, claim, damage, liability, cost or expense (collectively, "Damages") arising out of or relating to the performance of its services hereunder, including without limitation liability with respect to (i) design, development, supply, production, .quality or performance of Products purchased by the Company (and the Company will pay all costs and expenses relating to defective Products and the return thereof to ultimate resources); (ii) infringement of the Products on any trademark, copyright or other rights of third parties; (iii) any violation of the taws of any state, the United States or any other country, except those laws with which Federated is responsible for compliance on Company's behalf in the course of providing services hereunder; (iv) injury to person or damage to property caused by or associated with Products purchased by the Company; of (v) failure of any such Products to comply with specifications or with any express or implied warranties, unless in the case of clause (i), (ii), (iii), (iv) or
(v) it is demonstrated by the Company that such Damages were occasioned by Federated's gross negligence or willful misconduct; provided., however, that the Company will not be obligated to demonstrate negligence or willful misconduct on the pan of Federated in order to establish a Material Breach by Federated for purposes of Section 6(c).

      (b) Notwithstanding any other provision hereof, the Company will have no liability for, and Federated hereby agrees to indemnify, defend and hold Company harmless from Damages arising out of or relating to (i) any violation of the laws of any state, the United States or any other country with which Federated is responsible for complying on Company's behalf under this Agreement; (ii) Federated's placement of orders, or taking of actions on Company's behalf which were not authorized by the Company, or (iii) Federated's gross negligence or willful misconduct.

      (c) Neither the Company nor Federated will be liable for delays in the performance of this Agreement due to force majeure and causes beyond such party's reasonable control (each, an "Act of God"), including without limitation fires, strikes, disputes, war, civil commotion, epidemics, floods, accidents, delays, shortages and laws, regulations, or requests of the


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government of any state, the united States or any other government. However, either the Company or Federated may terminate this Agreement upon prior written notice in the event that performance of this Agreement is rendered impossible for 90 consecutive calendar days due to any Act of God.

      (d) EXCEPT AS OTHERWISE PROVIDED HEREIN, FEDERATED EXPRESSLY DISCLAIMS ALL WARRANTIES, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

      12. Status of Relationship. Federated's relationship with the Company under this Agreement is solely that of an independent contractor, and nothing contained in this Agreement will be deemed or construed (a) to create a partnership or joint venture between the Company and Federated, (b) to cause Federated to be responsible in any way for the debts, liabilities or obligations of the Company, or (c) to give any party the authority to bind or act for the other in any respect, except as specifically set forth herein.

      13. General Provisions. (a) Assignment. Neither this Agreement nor any of the rights, interest or obligations hereunder may be assigned or delegated by any party without the prior written consent of the other parties, provided, however, that (i) consent of the Company will not be required prior to an assignment by Federated of its rights and duties hereunder to a subsidiary or affiliate thereof to which an or substantially all of the assets and operations of the Federated merchandising group for all of Federated are transferred, in which event Federated will have no further obligations hereunder, and (ii) consent of Federated will not be required prior to an assignment by the Company of its rights and duties hereunder to a successor, subsidiary or affiliate thereof to which an or substantially all of the Company's retail apparel business are transferred, in which case the Company will have no further obligations hereunder.

      (b) Notices. All notices that are required or may be given pursuant to this Agreement must be in writing and delivered personally, by a recognized courier service, by a recognized overnight delivery service, by fax or by registered or certified mail. postage prepaid, to the parties at the following addresses (or to the attention of such other person or such other address as any party may provide to the other parties by notice in accordance with this Section
13):

            If to Federated:  Federated Merchandising Group
                              11 Penn Plaza
                              New York, New York  10001
                              Fax: (212) 494-6822
                              Attention: Harry Frenkel

            With a copy to:

                              Federated Department Stores, Inc.
                              7 West Seventh Street
                              Cincinnati, Ohio  45202
                              Fax: (513) 579-7354
                              Attention: General Counsel


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            If to the Company:

                              Aeropostale, Inc.
                              1372 Broadway
                              New York, NY  10018
                              Attention: Julian R. Geiger,
                                       Chairman and Chief Executive Officer

Any such notice or other communication will be deemed to have been given and received (whether actually received or not) on the day it is personally delivered or delivered by courier or overnight delivery service or sent by fax or, if mailed, when actually received; provided that if such notice or other communication is sent by fax, a copy of such notice or communication is received by the intended recipient by courier, overnight delivery or mail within ten calendar days following the receipt of the facsimile transmission.

      (c) Binding Effect. This Agreement will be binding upon and inure to the benefit of the parties hereto and their successors, legal representatives and permitted assigns.

      (d) Third-Party Beneficiaries. This Agreement is made solely and specifically between and for the benefit of the parties hereto and their respective successors and assigns. subject to the express provision hereof relating to successors and assigns. Except for such parties, no other person whatsoever will have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.

      (e) Waiver. No failure by any party to insist upon the strict performance of any duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof will constitute a waiver of any such breach or any other duty, agreement or condition.

      (f) Counterparts. This Agreement may be executed in one or more counterparts, all of which together will constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

      (g) Entire Agreement: Amendment. This Agreement contains the entire understanding of the parties relating to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof. This Agreement cannot be terminated, modified or amended, except in writing signed by all parties hereto.

      (h) Significance of Headings. Section headings contained herein are solely for the purpose of aiding in speedy location of the subject matter of this Agreement and are not in any sense to be given weight in the construction of this Agreement. Accordingly, in case of any questions in the construction of this Agreement, this Agreement is to be construed as though such section heading had been omitted.


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      IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Agreement as of the date first above written.


                                    FEDERATED DEPARTMENT STORES, INC.

                                    By: /s/ Leonard Marcus
                                       -----------------------------------
                                       Name: Leonard Marcus
                                       Title:   President & C.O.O. -FMG


                                    AEROPOSTALE, INC.

                                    By: /s/ Julian R. Geiger
                                       -----------------------------------
                                       Name: Julian R. Geiger
                                       Title:   Chairman & CEO


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